UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2010
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission file number)	33-0112644 (IRS Employer Identification No.)

133 Boston Post Road, Weston, Massachusetts (Address of principal executive offices)	02493 (Zip Code)
Registrant’s telephone number, including area code: (781) 464-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On October 19, 2010, Biogen Idec Inc. and Genentech, Inc., a wholly owned member of the Roche Group, amended and restated their Amended and Restated Collaboration Agreement dated June 19, 2003 with regard to the development of ocrelizumab, a humanized anti-CD20 antibody, and agreed to terms for the development of GA101, a next-generation anti-CD20 antibody, as summarized below.
     Ocrelizumab
     Genentech will have responsibility for the further development and commercialization of ocrelizumab in multiple sclerosis and will fund all of the related costs going forward. Biogen Idec will be entitled to receive tiered royalties between 13.5% and 24% on U.S. sales of ocrelizumab. Commercialization of ocrelizumab will not impact Biogen Idec’s percentage of the co-promotion profits for RITUXAN® (rituximab).
     GA101
     Biogen Idec will increase its share of the losses and profits related to the development and commercialization of GA101 in the U.S. Biogen Idec will pay 35% of the development and commercialization expenses of GA101 and will receive between 35% and 39% of the profits of GA101 based upon the achievement of certain sales milestones. To date, Biogen Idec had paid 30% of the GA101 development expenses. Biogen Idec will pay approximately $10 million to compensate Genentech for Biogen Idec’s increased share of such previously incurred expenses. Commercialization of GA101 will impact Biogen Idec’s percentage of the co-promotion profits for RITUXAN, as summarized in the table below.
     RITUXAN
     Biogen Idec’s current pretax co-promotion profit-sharing formula, which resets annually, provides for a 30% share of the first $50 million of co-promotion operating profits for RITUXAN in the U.S. and Canada and a 40% share of such profits in excess of $50 million. Biogen Idec’s share of the co-promotion profits for RITUXAN will change, as summarized in the table below, upon the following events:
•	First New Product FDA Approval: the FDA’s first approval of an anti-CD20 product other than ocrelizumab and GA101 that is acquired or developed by Genentech and is subject to the collaboration agreement (New Product).
•	First Non-CLL GA101 FDA Approval: the FDA’s first approval of GA101 in an indication other than chronic lymphocytic leukemia.
•	GA101 CLL Sales Trigger: the first day of the quarter after U.S. gross sales of GA101 in any consecutive 12 month period reach $500,000,000.

Biogen Idec’s Share of the Co-promotion Operating Profits for RITUXAN

					Before First New Product FDA Approval
				After First New	First Non-CLL GA101	GA101 CLL Sales
				Product FDA	FDA Approval Occurs	Trigger Occurs
Co-promotion Operating Profits†				Approval	First	First
I.	First $50,000,000			30%	30%	30%
II.	Above $50,000,000			—	—	35%
	A.	Until First GA101 Threshold Date		38%	39%	—
	B.	After First GA101 Threshold Date		—	—	—
		1(a).	Until First Threshold Date	37.5%	—	—
		1(b).	After First Threshold Date and until Second Threshold Date	35%	—	—
		1(c).	After Second Threshold Date	30%	—	—
		2.	Until Second GA101 Threshold Date	—	37.5%	—
	C.	After Second GA101 Threshold Date		—	35%	—

†	First GA101 Threshold Date means the earlier of (1) the date of the First Non-CLL GA101 FDA Approval if U.S. gross sales of GA101 for the preceding consecutive 12 month period reach $150,000,000 or (2) the first day of the calendar quarter following the date following the First Non-CLL GA101 FDA Approval that U.S. gross sales of GA101 within any consecutive 12 month period have reached $150,000,000.

Second GA101 Threshold Date means the first day of the calendar quarter after U.S. gross sales of GA101 within any consecutive 12 month period have reached $500,000,000.

First Threshold Date means the earlier of (1) the GA101 CLL Sales Trigger, (2) the Second GA101 Threshold Date and (3) the later of (a) the first date that U.S. gross sales of New Products in any calendar year reach $150,000,000 and (b) January 1 of the calendar year following the calendar year in which the First New Product FDA Approval occurs if gross sales of New Products reached $150,000,000 within the same calendar year in which the First New Product FDA Approval occurred.

Second Threshold Date means the later of (1) the first date that U.S. gross sales of New Products in any calendar year reach $350,000,000 and (2) January 1 of the calendar year following the calendar year in which the First Threshold Date occurs.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: October 21, 2010